Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Tim Buckman, Callaway Golf

760-804-4133

Tim.Buckman@CallawayGolf.com

Adebayo O. Ogunlesi Named to Board of Directors at Callaway Golf Company

CARLSBAD, CA— January 25, 2010—Callaway Golf Company (NYSE:ELY) today announced that Adebayo O. Ogunlesi has been appointed to the Company’s board of directors. He will begin serving immediately and will stand for election for a full one-year term at the Company’s 2010 Annual Meeting of Shareholders in May.

Mr. Ogunlesi, 56, is Chairman and Managing Partner of Global Infrastructure Management, LLC, which is a private equity firm with over $5 billion in assets and which invests worldwide in infrastructure assets in the energy, transport, and water and waste industry sectors. Prior to founding Global Infrastructure Management, Mr. Ogunlesi spent 23 years at Credit Suisse where he held senior positions, including Executive Vice Chairman and Chief Client Officer and prior to that Global Head of Investment Banking.

“Bayo’s extensive knowledge and experience advising clients in corporate finance and general business matters will benefit the Board greatly,” said Ronald S. Beard, Chairman and Lead Independent Director, Callaway Golf Company. “He is a welcome addition to the Board and we look forward to working with him.”

Callaway Golf’s Bylaws mandate that the Company’s Board have between 6 and 15 members, of which the substantial majority must be independent. The addition of Mr. Ogunlesi expands the board to a total of nine members, including Chairman and Lead Independent Director, Ronald S. Beard, President and Chief Executive Officer, George Fellows, Samuel H. Armacost, John C. Cushman, III, Yotaro Kobayashi, John F. Lundgren, Richard L. Rosenfield and Anthony S. Thornley. With the addition of Mr. Ogunlesi as an independent director, eight of the nine board members qualify as independent under applicable standards. For more on the Company’s Board of Directors, visit the Investor Relations section of the Company’s website at www.callawaygolf.com.

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or Shop.CallawayGolf.com